Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zendesk, Inc. 2014 Stock Option and Incentive Plan, and Zendesk, Inc. 2014 Employee Stock Purchase Plan of our reports dated February 26, 2016, with respect to the consolidated financial statements of Zendesk, Inc. and the effectiveness of internal control over financial reporting of Zendesk, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

February 26, 2016